Hostess Brands Reports Strong Sales and Earnings Growth in 2022
2023 Guidance Shows Continued Profitable Growth

LENEXA, KS, February 21, 2023 - Hostess Brands, Inc. (NASDAQ: TWNK) (“Hostess Brands” or the “Company”) today reported its financial results for the fourth quarter and year ended December 31, 2022.
“Hostess Brands delivered another year of strong top and bottom-line results in 2022, highlighting our attractive snacking portfolio and the resiliency of our advantaged business model. I am very proud of the focus, agility, and commitment of the Hostess Brands team as they continue to execute with excellence against our key strategic growth initiatives in a dynamic environment,” commented Andy Callahan, the Company’s President and Chief Executive Officer.

He added, “Our track record of top-tier net revenue and earnings growth over the last three years, operational excellence and continued investments in our marketing and innovation capabilities give us the confidence to maintain our profitable growth momentum and deliver growth ahead of our long-term targets in 2023, as outlined by our initial guidance.”

Fourth Quarter 2022 Financial Highlights as Compared to the Prior Year Period1:
•Net revenue of $339.5 million increased 14.2% from the same period last year, as 20.5% contribution from price/mix more than offset lower volumes in the quarter.
•Gross profit increased 10.4% to $121.9 million, or 35.9% of net revenue, while on an adjusted basis, gross profit increased 11.3% to $123.1 million, or 36.3% of net revenue. Fourth quarter gross margin declined by 124 basis points, 95 basis points on an adjusted basis, from year-ago quarter largely due to 20.2% inflation.
•Net income was $32.9 million, or $0.24 per diluted share compared to $36.5 million, or $0.25 in the same period last year. Adjusted net income remained relatively flat at $33.9 million, resulting in $0.25 adjusted EPS in both periods.
•Adjusted EBITDA increased 2.6% to $75.1 million as higher gross profit was partially offset by the planned increase in operating costs, particularly advertising and marketing. Adjusted EBITDA margin of 22.1% declined 249 basis points from 24.6% in the prior year period.
Full Year 2022 Financial Highlights as Compared to the Prior Year Period1:
•Net revenue of $1,358.2 million increased 18.9% from last year driven by positive volume growth of 2.6% and 16.3% contribution from price/mix.
•Gross profit increased 13.6% from the year-ago period to $465.7 million, or 34.3% of net revenue, while on an adjusted basis, gross profit increased 13.9% to $467.7 million, or 34.4% of net revenue. Annual gross margin declined by 161 basis points, 152 basis points on an adjusted basis.
•Net income of $164.2 million, or $1.19 per diluted share increased from $119.3 million, or $0.86 per diluted share in the same period last year. Adjusted net income and adjusted EPS, which exclude the receipt of Voortman insurance proceeds, increased by double-digits to $134.6 million, and $0.98, respectively.
•Adjusted EBITDA increased 9.4% to $294.1 million. Adjusted EBITDA margin of 21.7% declined from 23.5% in the prior year period due to lower gross margins and higher operating expenses.
•Cash and cash equivalents and short-term investments were $116.5 million as of December 31, 2022. Net leverage ratio improved from 3.1x to 2.9x.
•Capital expenditures increased to $130.5 million from $65.4 million in the prior-year period as a result of the ongoing investments, including the addition of a new bakery in Arkadelphia, to support growth.

1 This press release contains certain non-GAAP financial measures, including adjusted gross profit, adjusted gross margin, adjusted EBITDA, adjusted EBITDA margin, adjusted operating income, adjusted net income margin and adjusted earnings per share (“EPS”). Please refer to the schedules in the press release for reconciliations of non-GAAP financial measures to the comparable GAAP measure. Unless otherwise stated, all comparisons of financial measures in this press release are to the fourth quarter or full year of 2021. All measures of market performance contained in this press release, including point of sale and market share, include all Company branded products within the SBG or Cookie categories as reported by Nielsen but do not include other products sold outside of those categories. All market data in this press release refer to the 13-week or 52-week period ended December 31, 2022 and the prior-year comparable period. The Company's leverage ratio is net debt (total long-term debt less cash and cash equivalents and short-term investments) divided by adjusted EBITDA.

Other Highlights:
•Hostess Brands’ Sweet Baked Goods point-of-sale (“POS”) increased by 9.2% and 16.4% for the quarter and year respectively. Its share of the Sweet Baked Goods category decreased by 150 basis points to 20.1% during the quarter and remained relatively stable at 21.2% for the year.
•Voortman® branded POS grew 28.2% for the quarter, nearly 1.5x faster than the overall Cookie category, and 27.7% for the year, driven in part by the ongoing momentum in the faster-growing sugar-free sub-segment.
•Repurchased $130.1 million of shares in 2022.
•Prepaid $100.0 million on its term loan.

2023 Financial Guidance2
The Company’s guidance for the full year 2023 is as follows:
•Adjusted net revenue growth of 4% to 6%
•Adjusted EBITDA of $315 million to $325 million, an increase of 7% to 10% from 2022
•Adjusted EPS of $1.08 to $1.13, an increase of 10% to 15% from 2022
•Weighted average diluted shares outstanding of approximately ~135 million
•Capital expenditures of approximately $150 million to $170 million
•Income tax rate of approximately ~27%
Fourth Quarter 2022 Compared to Fourth Quarter 2021
Net revenue was $339.5 million, an increase of $42.3 million, or 14.2%, compared to the same period last year. Contribution from previously taken pricing actions and favorable mix provided 20.5% of the growth, offset by a 6.3% decline in volume. Sweet baked goods net revenue increased $36.8 million, or 13.8%, while cookies net revenue increased $5.5 million, or 18.0%.
Gross profit increased 10.4% and was 35.9% of net revenue for the quarter ended December 31, 2022, a decrease of 124 basis points from a gross margin of 37.1% for the same period last year. The decrease in gross margin was primarily due to inflation, partially offset by favorable price/mix, including revenue growth management initiatives.
Operating income was $56.6 million. Adjusted operating income of $57.8 million increased 1.6% from the same period last year as higher gross profit was partially offset by higher advertising and marketing expense as well as higher investments in our workforce.
Adjusted EBITDA of $75.1 million, or 22.1% of net revenue, increased 2.6% from the same period last year. The improvement in adjusted EBITDA was driven by higher gross profit, partially offset by the planned increase in operating costs, particularly advertising and marketing expense, as well as higher investments in our workforce.
The Company’s effective tax rate was 27.3% compared to 19.6% in the prior year. Effective tax rates were impacted by non-taxable changes in the fair value of the warrant liabilities in the prior year as well as a tax benefit related to revaluing our deferred tax liabilities due to a change in the estimated state tax rate. The effective tax rates, excluding discrete items, were 27.3% and 27.7% in the current year and prior year period, respectively.
Net income was $32.9 million. Adjusted net income of $33.9 million remained relatively consistent as compared to the same period last year. Diluted EPS was $0.24 compared to $0.25 in the prior period. Adjusted EPS was $0.25 in both periods.
Cash flow from operations for the twelve months ended December 31, 2022 was $248.8 million compared to $203.0 million for the same period last year. Operating cash flow benefited from current year improvement in profitability, including the insurance proceeds of $33.0 million, partially offset by an increase in tax payments and an increase in working capital.

2 The Company provides guidance only on a non-generally accepted accounting principles (non-GAAP) basis and does not provide a reconciliation of the Company's forward-looking financial expectations to the most directly comparable GAAP financial measure because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation; including adjustments that could be made for deferred taxes; remeasurement of the tax receivable agreement, transformation expenses and other non-operating gains or losses reflected in the Company's reconciliation of historic non-GAAP financial measures, the amount of which could be material. Please refer to the Reconciliation of Non-GAAP Financial Measures included in this press release for further information about the use of these measures.

Conference Call and Webcast
The Company will post an earnings presentation and pre-recorded management discussion of its fourth quarter and full year 2022 results and business update to its website at www.hostessbrands.com.

In addition, the Company will host a live question and answer session via conference call and webcast today, February 21, 2023 at 5:00 p.m. ET. Investors interested in participating in the live call can dial 877-451-6152 from the U.S. and +1-201-389-0879 internationally or use the following Call me™ link: https:/callme.viavid.com. A telephone replay will be available approximately two hours after the call concludes through March 7, 2023, by dialing 844-512-2921 from the U.S., or +1-412-317-6671 internationally, and entering confirmation code 13735597. The pre-recorded discussion, presentation and live Q&A webcast will be available on the Investor Relations section of the Company’s website at www.hostessbrands.com. The webcast will be archived for 30 days.

About Hostess Brands, Inc.
Hostess Brands, Inc. (NASDAQ: TWNK) is a snacking powerhouse with a portfolio of iconic brands and a mission to inspire moments of joy by putting our heart into everything we do. Hostess Brands is proud to make America’s No. 1 cupcake, mini donut and sugar-free cookie brands. With annual sales exceeding $1.3 billion and employing approximately 2,800 dedicated team members, Hostess Brands produces new and classic snacks, including Hostess® Donettes®, Twinkies®, CupCakes, Ding Dongs® and Zingers®, as well as a variety of Voortman® cookies and wafers. For more information about Hostess Brands please visit www.hostessbrands.com.

Investor Contact:	Media Contact:
Amit Sharma	Jenna Greene
asharma@hostessbrands.com	jenna.greene@clynch.com
Forward-Looking Statements
This press release contains statements reflecting the Company’s views about its future performance that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve substantial risks and uncertainties. Forward-looking statements are generally identified through the inclusion of words such as “believes,” “expects,” “intends,” “estimates,” “projects,” “anticipates,” “will,” “plan,” “may,” “should,” or similar language. Statements addressing the Company’s future operating performance and statements addressing events and developments that the Company expects or anticipates will occur are also considered as forward-looking statements. All forward-looking statements included herein are made only as of the date hereof. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.

These statements inherently involve risks and uncertainties that could cause actual results to differ materially from those anticipated in such forward-looking statements. These risks and uncertainties include, but are not limited to, maintaining, extending and expanding the Company’s reputation and brand image; leveraging the Company’s brand value to compete against lower-priced alternative brands; the ability to pass cost increases on to our customers; correctly predicting, identifying and interpreting changes in consumer preferences and demand and offering new products to meet those changes; protecting intellectual property rights; operating in a highly competitive industry; the ability to maintain or add additional shelf or retail space for the Company’s products; the ability to identify or complete strategic acquisitions, alliances, divestitures or joint ventures; our ability to successfully integrate, achieve expected synergies and manage our acquired businesses and brands; the ability to integrate and manage capital investments; the ability to manage changes in our manufacturing processes resulting from the expansion of our business and operations, including with respect to cost-savings initiatives and the introduction of new technologies and products; the ability to drive revenue growth in key products or add products that are faster-growing and more profitable; volatility in commodity, energy, and other input prices due to inflationary pressures and the ability to adjust pricing to cover increased costs; loss of one or more of our co-manufacturing arrangements; significant changes in the availability and pricing of transportation; negative impacts of climate change; dependence on major customers; increased labor and employee related costs; strikes or work stoppages; product liability claims, product recalls, or regulatory enforcement actions; the ability to produce and successfully market products with extended shelf life; dependence on third parties for significant services; unanticipated business disruptions; adverse impact or disruption to our business caused by pandemics or outbreaks of highly infectious or contagious diseases; disruptions in global economy due to the Russia and Ukraine conflict; geographic focus could make the Company particularly vulnerable to economic and other events and trends in North America; consolidation of retail customers; unsuccessful implementation of business strategies to reduce costs; increased costs to comply with governmental regulation; failures, unavailability, or disruptions of the Company’s information technology systems; dependence on key personnel or a highly skilled and diverse workforce; the Company’s ability to finance indebtedness on terms favorable to the Company; and other risks as set forth from time to time in the Company’s Securities and Exchange Commission filings.
As a result of a number of known and unknown risks and uncertainties, the Company’s actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Risks and uncertainties are identified and discussed in Item 1A-Risk Factors in the Company’s Annual Report on Form 10-K for 2022. All subsequent written or oral forward-looking statements attributable to us or persons acting on the Company’s behalf are expressly qualified in their entirety by these risk factors. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.

HOSTESS BRANDS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited, amounts in thousands, except shares and per share data)

	December 31,	December 31,
ASSETS	2022	2021
Current assets:
Cash and cash equivalents	$98,584	$249,159
Short-term investments	17,914	—
Accounts receivable, net	168,783	148,180
Inventories	65,406	52,813
Prepaids and other current assets	16,375	10,564
Total current assets	367,062	460,716
Property and equipment, net	425,313	335,305
Intangible assets, net	1,920,880	1,944,392
Goodwill	706,615	706,615
Other assets, net	72,329	19,283
Total assets	$3,492,199	$3,466,311

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Long-term debt and lease obligations payable within one year	$3,917	$14,170
Tax receivable agreement obligations payable within one year	12,600	11,600
Accounts payable	85,667	68,104
Customer trade allowances	62,194	52,746
Accrued expenses and other current liabilities	59,933	47,009
Total current liabilities	224,311	193,629
Long-term debt and lease obligations	999,089	1,099,975
Tax receivable agreement obligations	123,092	134,265
Deferred tax liability	347,030	317,847
Other long-term liabilities	1,593	1,605
Total liabilities	1,695,115	1,747,321
Class A common stock, $0.0001 par value, 200,000,000 shares authorized, 142,650,344 shares issued and 133,117,224 shares outstanding as of December 31, 2022 and 142,031,329 shares issued and 138,278,573 shares outstanding as of December 31, 2021	14	14
Additional paid in capital	1,311,629	1,303,254
Accumulated other comprehensive income (loss)	35,078	(506)
Treasury stock	(189,232)	(59,172)
Retained earnings	639,595	475,400
Stockholders’ equity	1,797,084	1,718,990
Total liabilities and stockholders’ equity	$3,492,199	$3,466,311

HOSTESS BRANDS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, amounts in thousands, except shares and per share data)

	Three Months Ended		Year Ended
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Net revenue	$339,458	$297,161	$1,358,207	$1,142,036
Cost of goods sold	217,524	186,782	892,528	732,053
Gross profit	121,934	110,379	465,679	409,983
Operating costs and expenses:
Advertising and marketing	19,401	11,991	62,754	51,683
Selling	10,932	10,038	40,542	36,288
General and administrative	29,152	29,919	119,453	99,173
Amortization of customer relationships	5,878	5,877	23,512	23,510
Tax receivable agreement remeasurement	—	(1,409)	(860)	(1,409)
Total operating costs and expenses	65,363	56,416	245,401	209,245
Operating income	56,571	53,963	220,278	200,738
Other expense:
Interest expense, net	11,267	9,863	40,950	39,762
Change in fair value of warrant liabilities	—	(1,249)	—	(566)
Other expense (income)	36	(78)	(31,956)	1,730
Total other expense	11,303	8,536	8,994	40,926
Income before income taxes	45,268	45,427	211,284	159,812
Income tax expense	12,376	8,899	47,089	40,513
Net income	32,892	36,528	164,195	119,299

Earnings per Class A share:
Basic	$0.25	$0.27	$1.20	$0.91
Diluted	$0.24	$0.25	$1.19	$0.86
Weighted-average shares outstanding:
Basic	134,177,696	134,247,010	136,768,310	131,571,733
Diluted	135,564,487	138,435,782	137,924,471	138,198,176

HOSTESS BRANDS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, amounts in thousands)

	Year Ended
	December 31, 2022	December 31, 2021
Operating activities
Net income	$164,195	$119,299
Depreciation and amortization	60,086	51,681
Debt discount amortization	1,514	1,238
Tax receivable agreement remeasurement	(860)	(1,409)
Change in fair value of warrant liabilities	—	(566)
Unrealized loss (gain) on foreign currency	631	(503)
Non-cash lease expense	462	1,247
Share-based compensation	10,450	9,585
Realized and unrealized gains on short-term investments	(490)	—
Deferred taxes	16,511	18,995
Change in operating assets and liabilities, net of acquisitions and dispositions:
Accounts receivable	(20,763)	(22,728)
Inventories	(12,593)	(3,465)
Prepaids and other current assets	(5,959)	9,876
Accounts payable and accrued expenses	26,072	13,723
` Customer trade allowances	9,546	6,056
Net cash provided by operating activities	248,802	203,029

Investing activities
Purchases of property and equipment	(119,374)	(60,803)
Acquisition of short-term investments	(80,424)	—
Proceeds from maturity of short-term investments	63,000	—
Acquisition and development of software assets	(11,123)	(4,622)
Net cash used in investing activities	(147,921)	(65,425)

Financing activities
Repayments of long-term debt and financing lease obligations	(108,375)	(11,167)
Repurchase of common stock	(130,060)	(53,172)
Payment of taxes related to the net issuance of employee stock awards	(6,045)	(1,767)
Payments on tax receivable agreement	(9,313)	(9,270)
Cash received from exercise of options and warrants, net of fees	3,970	14,121
Net cash used in financing activities	(249,823)	(61,255)
Effect of exchange rate changes on cash and cash equivalents	(1,633)	(224)
Net increase (decrease) in cash and cash equivalents	(150,575)	76,125
Cash and cash equivalents at beginning of period	249,159	173,034
Cash and cash equivalents at end of period	$98,584	$249,159

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest paid, net of amounts capitalized	$39,419	$38,567
Net taxes paid	$28,003	$12,081
Supplemental disclosure of non-cash investing:
Accrued capital expenditures	$8,638	$2,244

HOSTESS BRANDS, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Adjusted gross profit, adjusted gross margin, adjusted operating income, adjusted net income, adjusted net income margin, adjusted EBITDA, adjusted EBITDA margin, adjusted diluted shares and adjusted EPS collectively referred to as “Non-GAAP Financial Measures,” are commonly used in the Company’s industry and should not be construed as an alternative to net revenue, gross profit, operating income, net income, net income margin, diluted shares outstanding or earnings per share as indicators of operating performance (as determined in accordance with GAAP). These Non-GAAP Financial Measures may not be comparable to similarly titled measures reported by other companies. The Company has included these Non-GAAP Financial Measures because it believes the measures provide management and investors with additional information to measure the Company’s performance, estimate the Company’s value and evaluate the Company’s ability to service debt.
Non-GAAP Financial Measures are adjusted to exclude certain items that affect comparability. The adjustments are itemized in the tables below. You are encouraged to evaluate these adjustments and the reason the Company considers them appropriate for supplemental analysis. In evaluating adjustments, you should be aware that in the future, the Company may incur expenses that are the same as or similar to some of the adjustments set forth below. The presentation of Non-GAAP Financial Measures should not be construed as an inference that future results will be unaffected by unusual or recurring items.
The Company defines adjusted EBITDA as net income adjusted to exclude (i) interest expense, net, (ii) depreciation and amortization (iii) income taxes and (iv) share-based compensation, as further adjusted to eliminate the impact of certain items that the Company does not consider indicative of its ongoing operating performance. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of the Company’s results as reported under GAAP. For example, adjusted EBITDA:
•does not reflect the Company’s capital expenditures, future requirements for capital expenditures or contractual commitments;
•does not reflect changes in, or cash requirements for, the Company’s working capital needs;
•does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company’s debt; and
•does not reflect payments related to income taxes or the tax receivable agreement.

HOSTESS BRANDS, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited, amounts in thousands, except per share data)

	Three Months Ended December 31, 2022
	Gross Profit	Gross Margin	Operating Income	Net Income	Net Income Margin	Diluted EPS
GAAP results	$121,934	35.9%	$56,571	$32,892	9.7%	$0.24
Non-GAAP adjustments:
Foreign currency remeasurement	—	—	—	(159)	—	—
Accelerated depreciation related to network optimization	1,132	0.4	1,132	1,132	0.3	0.01
Other (1)	—	—	104	300	0.1	—
Discrete income tax expense	—	—	—	32	—	—
Tax impact of adjustments	—	—	—	(344)	(0.1)	—
Adjusted Non-GAAP results	$123,066	36.3%	$57,807	33,853	10.0	$0.25

Income tax				12,688	3.7
Interest expense				11,267	3.3
Depreciation and amortization				14,452	4.3
Share-based compensation				2,850	0.8
Adjusted EBITDA				$75,110	22.1%

(1) Costs related to certain corporate initiatives, of which $0.1 million is included in general and administrative and $0.2 million is included in other expense (income) on the consolidated statement of operations.

HOSTESS BRANDS, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited, amounts in thousands, except per share data)

	Three Months Ended December 31, 2021
	Gross Profit	Gross Margin	Operating Income	Net Income	Net Income Margin	Diluted EPS
GAAP results	$110,379	37.1%	$53,963	$36,528	12.3%	$0.25
Non-GAAP adjustments:
Foreign currency remeasurement	—	—	—	(327)	(0.1)	—
Project consulting costs (1)	—	—	3,578	3,578	1.2	0.03
Change in fair value of warrant liabilities	—	—	—	(1,249)	(0.4)	(0.01)
Tax receivable agreement remeasurement	—	—	(1,409)	(1,409)	(0.5)	—
Other (2)	176	0.1	755	1,004	0.3	0.01
Remeasurement of tax liabilities	—	—	—	(3,357)	(1.1)	(0.02)
Tax impact of adjustments	—	—	—	(769)	(0.3)	(0.01)
Adjusted Non-GAAP results	$110,555	37.2%	$56,887	33,999	11.4	$0.25

Income tax				13,025	4.4
Interest expense				9,863	3.3
Depreciation and amortization				13,689	4.6
Share-based compensation				2,580	0.9
Adjusted EBITDA				$73,156	24.6%

(1) Project consulting costs are included in general and administrative on the consolidated statement of operations.
(2) Costs related to certain corporate initiatives, including $0.5 million of Voortman acquisition related costs. Of the total $1.0 million, $0.2 million is included in costs of goods sold, $0.6 million is included in general and administrative and $0.2 million is included in other expense (income) on the consolidated statement of operations.

HOSTESS BRANDS, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited, amounts in thousands, except per share data)

	Year Ended December 31, 2022
	Gross Profit	Gross Margin	Operating Income	Net Income	Net Income Margin	Diluted EPS
GAAP Results	$465,679	34.3%	$220,278	$164,195	12.1%	$1.19
Non-GAAP adjustments:
Foreign currency remeasurement	—	—	—	630	—	0.01
Project consulting costs (1)	—	—	3,887	3,887	0.3	0.03
Tax receivable agreement remeasurement	—	—	(860)	(860)	(0.1)	(0.01)
Gain on Voortman insurance proceeds (2)	—	—	—	(32,970)	(2.3)	(0.24)
Accelerated depreciation related to network optimization	1,908	0.1	1,908	1,908	0.1	0.02
Other (3)	161	—	265	650	—	—
Remeasurement of tax liabilities	—	—	—	(2,161)	(0.2)	(0.02)
Discrete income tax expense	—	—	—	1,188	0.1	0.01
Tax impact of adjustments	—	—	—	(1,910)	(0.1)	(0.01)
Adjusted Non-GAAP results	$467,748	34.4%	$225,478	134,557	9.9	$0.98

Income tax				49,972	3.7
Interest expense				40,950	3.0
Depreciation and amortization				58,178	4.3
Share-based compensation				10,450	0.8
Adjusted EBITDA				$294,107	21.7%

(1) Project consulting costs are included in general and administrative on the consolidated statement of operations.
(2) Gain from receipt of insurance proceeds under the representation and warranty insurance policy purchased in connection with the Voortman acquisition in 2020 included in other expense (income) on the consolidated statement of operations.
(3) Costs related to certain corporate initiatives, of which $0.2 million is included in cost of goods sold, $0.1 million is included in general and administrative and $0.4 million is included in other expense (income) on the consolidated statement of operations.

HOSTESS BRANDS, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited, amounts in thousands, except per share data)

	Year Ended December 31, 2021
	Gross Profit	Gross Margin	Operating Income	Net Income	Net Income Margin	Diluted EPS
GAAP results	$409,983	35.9%	$200,738	$119,299	10.4%	$0.86
Non-GAAP adjustments:
Foreign currency remeasurement	—	—	—	(505)	—	—
Project consulting costs (1)	—	—	6,081	6,081	0.5	0.04
Change in fair value of warrant liabilities	—	—	—	(566)	—	—
Tax receivable agreement remeasurement	—	—	(1,409)	(1,409)	(0.1)	(0.01)
Other (2)	704	0.1	2,107	4,338	0.4	0.03
Remeasurement of tax liabilities	—	—	—	(3,357)	(0.3)	(0.03)
Tax impact of adjustments	—	—	—	(1,871)	(0.2)	(0.01)
Adjusted Non-GAAP results	$410,687	36.0%	$207,517	122,010	10.7	$0.88

Income tax				45,741	4.0
Interest expense				39,762	3.5
Depreciation and amortization				51,681	4.5
Share-based compensation				9,585	0.8
Adjusted EBITDA				$268,779	23.5%

(1) Project consulting costs are included in general and administrative on the consolidated statement of operations.
(2) Costs related to certain corporate initiatives, including $2.8 million of Voortman acquisition related costs. Of the total $4.3 million, $0.7 million is included in cost of goods sold, $1.4 million is included in general and administrative and $2.2 million is included in other expense (income) on the consolidated statement of operations.